Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com
FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Net Sales from Continuing Operations Increase Year over Year 19% and 26%, Respectively;

 Gross Margins Increases Significantly; Loss from Continuing Operations Declines Substantially

EATONTOWN, NJ — August 5, 2009 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced financial results for the second quarter and six months ended June 30, 2009.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said, “While the state of the global economy continued to weigh heavily on a number of the industries we serve, our sales, gross margins, and income from continuing operations in the second quarter and first six months of 2009 improved substantially year over year. We generated positive adjusted EBITDA for the periods, reflecting significant improvements from adjusted EBITDA losses in the prior year’s respective periods and we are very pleased with the progress we have made toward achieving our strategic goals of improving profitability and enhancing stockholder value.”

Key accomplishments in the second quarter of 2009 included:

•                  Achieving a 19 percent year-over-year increase in net sales from continuing operations;

•                  Implemented approximately $750,000 per quarter in major cost-saving measures;

•                  Increasing gross profit as a percentage of sales from continuing operations to 38.3 percent, from 30.9 percent in the 2008 second quarter a year ago;

•                  Reducing the year-to-date loss from continuing operations by more than $900,000;

•                  Producing adjusted EBITDA of more than $900,000, reflecting an increase from an adjusted EBITDA loss in the prior year quarter; and

•                  Retaining Boenning & Scattergood, Inc. as its exclusive financial advisor.

Unless otherwise indicated, the financial results for the Digitran division of its wholly-owned subsidiary, EMRISE Electronics Corporation’s (“EEC”), and XCEL Japan, Ltd. (collectively the “Digitran Operations”), which were sold on March 20, 2009, have been removed from the comparisons of the results for the periods reported and are presented in EMRISE’s consolidated statements of operations for all periods as discontinued operations.

Net sales from continuing operations in the 2009 second quarter were $14.3 million, an increase from $12.0 million in the 2008 second quarter.  Sales in the 2009 second quarter were higher due primarily to the inclusion of sales at the Company’s Advanced Control Components, Inc. (“ACC”) subsidiary, which were not included in the Company’s 2008 results.  This increase more than offset the decline in sales at several of the Company’s other business units which were down due, in part, to fluctuations in exchange rates.  ACC sales included shipments of orders for radio frequency (“RF”) devices used in jamming systems for the U.S. military to prevent the detonation of radio controlled improvised explosive devices (“RCIEDs”).

Oliva commented, “We believe that life-saving RCIED jamming systems are an important part of U.S. Department of Defense priority ‘force protection’ and ‘terrorist interdiction’ programs. During the second quarter we successfully completed a significant portion of the product validation work with the FAA on communications test equipment for its nationwide network.”

Gross profit for the second quarter of 2009 was $5.5 million, or 38.3 percent of net sales from continuing operations, compared to $3.7 million, or 30.9 percent of net sales from continuing operations in the second quarter of 2008.  The year-over-year increase in gross profit and gross profit as a percentage of sales in the second quarter of 2009 was due principally to the inclusion of ACC’s incremental sales in 2009, which were not included in EMRISE’s 2008 results, and the gross profit contributed by those additional sales. That increase was partially offset by a decline in gross profit at the Company’s Communications Equipment segment due to lower sales volumes within that segment.

Operating expenses from continuing operations in the 2009 second quarter were $5.1 million, compared to $4.1 million in the prior year’s second quarter.  The increase was primarily due to the addition of the operating expenses of ACC acquired in last year’s third quarter.

Operating income from continuing operations for the second quarter of 2009 was $396,000, increasing more than $800,000 from an operating loss from continuing operations in the second quarter of 2008 of $424,000.  Loss from continuing operations in the 2009 second quarter declined to $411,000 compared to a loss from continuing operations in last year’s second quarter of $881,000.  The company recently implemented approximately $750,000 per quarter in major cost-saving measures, which partially benefited the second quarter.  Severance costs associated with these reductions were approximately $200,000 during the second quarter.

Net loss for the 2009 second quarter was $514,000, or a loss of $0.05 per share, which includes the negative impact of a net loss on discontinued operations of $103,000.  Net loss for the second quarter of 2008 was $256,000, or a loss per share of $0.03, which included the positive impact of a net gain on discontinued operations of $625,000.

Adjusted EBITDA in the 2009 second quarter was $926,000, compared to an Adjusted EBITDA loss of $155,000 in the same quarter of 2008, representing an improvement of $1.1 million from a year ago.

Net sales from continuing operations for the first six months of 2009 were $28.5 million, increasing 26 percent from $22.7 million in the first half of 2008. Gross profit from continuing operations for the first half of 2009 increased to $10.4 million or 36.6 percent of net sales from continuing operations, from $7.2 million, or 31.6 percent of net sales, in the first half of 2008.  Net income for the first six months of 2009 was $4.8 million, or $0.47 per share, compared to net loss of $1.2 million, or a loss of $0.11 per share, for the same period in 2008. Included in this year’s first six months net income was a net gain on discontinued operations of $5.9 million related to the sale of the Digitran Operations.  Included in the net loss for the first six months of 2008 was a net gain on discontinued operations of $1.0 million.

At June 30, 2009, backlog from continuing operations was $27.8 million, which is the same as a year ago.  At the end of this year’s second quarter, approximately 95 percent of the backlog was for firm orders in the Electronic Devices segment, and approximately 5 percent was for firm orders in the Communications Equipment segment.

As of June 30, 2009, EMRISE’s cash and equivalents were $4.8 million, increasing from $3.2 million at December 31, 2008.  Working capital was $7.4 million, and the current ratio was 1.34:1. Total assets were $53.3 million, long term debt was $9.6 million and stockholders’ equity was $19.2 million.  Total debt on June 30, 2009, including both short and long term obligations, totaled $18.0 million, which includes approximately $3 million in additional obligations we accrued to the balance sheet during the second quarter reflecting future long term earn-out obligations associated with the acquisition of ACC. This is offset by our $10 million pay down of the ACC acquisition debt in March 2009.

Overall, business in the Company’s Electronic Device segment continued to be strong in this year’s second quarter, especially in aerospace and defense.  Business in the Communications Equipment segment declined compared to last year’s second quarter due to the negative impact of the weak economy on the sales in that segment, especially at the Company’s French subsidiary where sales are being negatively impacted by spending reductions at the French Department of Defense and other European government and commercial entities.

EMRISE is required to translate the financial statements of its foreign subsidiaries from the local currencies into U.S. dollars when preparing its consolidated U.S. financial statements.  As a result, fluctuations in the exchange rate of the British pound sterling and euro compared to the U.S. dollar can negatively or positively impact the Company’s consolidated financial results. In general, exchange rates in 2009 have negatively impacted EMRISE’s results as compared to 2008.  At the beginning of this year’s second quarter, the exchange rate for the British pound sterling was approximately $1.43 per pound; however, by the end of the 2009 second quarter the exchange rate for the British pound sterling increased to approximately $1.65 per pound, which significantly benefited EMRISE.  Likewise, the exchange rate for the euro has recently increased to more than $1.40 per euro, an increase from $1.33 at March 31, 2009.

Oliva said, “We have made considerable progress toward improving profitability.  We have a large backlog, more streamlined operations, and a much improved cost structure.  We are particularly pleased with the significant improvements in gross profit, operating income and especially adjusted EBITDA, which improved by more than $1 million during the 2009 second quarter and approximately $1.8 million for the first six months of 2009 compared to the respective prior year periods. Adjusted EBITDA, when viewed in conjunction with net income, we believe, is a strong indicator of the significant improvements we have made so far in 2009.”

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:00 a.m. EDT (8:00 a.m. PDT) today to discuss the Company’s financial results for its second quarter and first six months ended June 30, 2009. To join today’s call, dial toll-free (877) 407-9205 five minutes prior to the scheduled start time. For callers outside the United States, dial (201) 689-8054. A live webcast of the call may also be accessed at http://www.investorcalendar.com/ClientPage.asp?ID=144801

An archived replay of the webcast will be available shortly after the call through the same web link listed above or via telephone toll free at (877) 660-6853 and for callers outside the U.S. (201) 612-7415, conference ID # 328866 and account number 286. The telephone replay of the conference call will be available for 14 days and the webcast replay will be available for 90 days.

Non-GAAP Financial Measures - Reconciliation of Adjusted EBITDA to Net Income (Loss)

This release includes Adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain or loss on discontinued operations. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this press release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release may be interpreted as forward looking statements. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarterly period ended March 31, 2009, and other EMRISE filings with the Securities and Exchange Commission.

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,832	$3,242
Accounts receivable, net of allowances for doubtful accounts of $221 at June 30, 2009 and $501 at December 31, 2008	9,373	10,333
Inventories, net	12,916	12,501
Current deferred tax assets	323	271
Prepaid and other current assets	1,429	1,283
Current assets of discontinued operations	—	2,724
Total current assets	28,873	30,354

Property, plant and equipment, net	2,761	2,990
Goodwill	13,368	9,657
Intangible assets other than goodwill, net	6,070	6,618
Deferred tax assets	1,798	2,191
Other assets	415	683
Noncurrent assets of discontinued operations	—	1,130
Total assets	$53,285	$53,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,042	$4,625
Accrued expenses	6,511	6,939
Line of credit	5,612	4,084
Current portion of long-term debt	1,974	5,121
Notes payable to stockholders, current portion	802	542
Income taxes payable	891	451
Other current liabilities	649	357
Current liabilities of discontinued operations	—	664
Total current liabilities	21,481	22,783

Long-term debt, net of discount of $725 and $980, respectively	6,672	13,479
Notes payable to stockholders, less current portion	2,959	250
Deferred income taxes	1,927	2,203
Warrant liability	587	—
Other liabilities	449	503
Noncurrent liabilities of discontinued operations	—	401
Total liabilities	34,075	39,619

Commitments and contingencies

Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, zero shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,213,412 and 10,204,079 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	126	126
Additional paid-in capital	43,407	44,806
Accumulated deficit	(22,869)	(28,101)
Accumulated other comprehensive loss	(1,454)	(2,827)
Total stockholders’ equity	19,210	14,004
Total liabilities and stockholders’ equity	$53,285	$53,623

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Sales	$14,270	$12,022	$28,483	$22,665
Cost of Sales	8,811	8,309	18,067	15,512
Gross profit	5,459	3,713	10,416	7,153

Operating expenses:
Selling, general and administrative	4,347	3,529	8,894	7,067
Engineering and product development	716	608	1,238	1,111
Total operating expenses	5,063	4,137	10,132	8,178
Income (loss) from operations	396	(424)	284	(1,025)

Other income (expense):
Interest income	23	23	69	41
Interest expense	(923)	(604)	(1,938)	(1,188)
Other, net	210	120	168	103
Total other expense, net	(690)	(461)	(1,701)	(1,044)

Loss before income taxes	(294)	(885)	(1,417)	(2,069)
Income tax provision (benefit)	117	(4)	(233)	80
Loss from continuing operations	(411)	(881)	(1,184)	(2,149)
Discontinued operations:
Income (loss) from discontinued operations including gain on sale of $7,109 YTD	(114)	625	7,288	996
Tax provision (benefit) on discontinued operations	(11)	—	1,345	—
Net gain (loss) on discontinued operations	(103)	625	5,943	996

Net Income (loss)	$(514)	$(256)	$4,759	$(1,153)

Earnings (loss) per share:
Basic	$(0.05)	$(0.03)	$0.47	$(0.11)
Diluted	$(0.05)	$(0.03)	$0.47	$(0.11)

Weighted average shares outstanding
Basic	10,205	10,204	10,205	10,204
Diluted	10,205	10,204	10,205	10,204

Per share amounts for the periods reported are adjusted to reflect the effect of the 1-for-3.75 reverse split of EMRISE common stock completed after the closing of the markets on November 19, 2008.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited, in thousands)

	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008

Net Income (loss) as reported	$(514)	$(256)	$4,759	$(1,153)

Additions:
Depreciation and amorization	489	256	992	544
Stock based compensation	41	13	77	34
Interest expense (income), net	900	581	1,869	1,147
Other expense (income), net	(210)	(120)	(168)	(103)
Income tax expense (benefit)	106	(4)	1,112	80

Subtractions:
Net gain (loss) on discontinued operations	(114)	625	7,288	996

Adjusted EBITDA	$926	$(155)	$1,353	$(447)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.